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EX-10.11

          Letter Agreement dated February 1, 2000 between the Registrant and Philip P. Steptoe

                                                                   Exhibit 10.11


February 1, 2000

Mr. Philip P. Steptoe
1024 Central Avenue
Wilmette, IL 60091

Dear Phil:

I am very pleased you have decided to join our Senior Management Team. The purpose of this letter is to confirm our several conversations as well as the terms of your employment with us. Key points are as follows:

Position and Duties: You will be elected Vice President, General Counsel and Secretary of Navigant Consulting. Inc. (the "Company") effective February 1, 2000. You will have the duties customarily associated with the position of a Vice President, General Counsel and Secretary which duties will include, but not be limited to, the oversight of the legal affairs of the Company. You will report to me, in my capacity as Chairman of the Board of Directors.

Salary: Your annual salary will be $250,000, payable in accordance with the Company's payroll policy from time to time in effect.

Options: You will receive a non-qualified option to purchase 100,000 shares of the common stock of the Company, with the purchase price being the fair market value of the Company's common stock on the day of grant. The option will vest over two years, with a first installment of 25,000 of the shares becoming vested after six months from the day of grant and 25,000 becoming vested every six months thereafter. All shares will be vested in event of a "change in control" as defined below: The Option shall have a term equal to the lesser of ten years measured from the date of grant or the longest period permitted by the Company's Long-Term Incentive Plan after the date of the termination of the Executive's employment with the Company, the greatest portion of the Option shares allowable under the Company's Long-Term Incentive Plan shall be issued as incentive stock options.

The terms of your option grants will be governed by the Navigant, Inc. Long-Term Incentive Plan which requires, as a condition of the grant, that you enter into a Stock Option Agreement.

Bonus: If both the Company and you achieve certain goals (both the levels and the goals to be agreed upon), you will be eligible for a bonus of up to 50% of your annual salary, provided you are actively employed by the Company on the date the bonus is to be paid.

Benefits: You will be entitled to whatever benefits are available from time to time to senior executives of the Company, including but not limited to, life insurance, medical insurance, vacation and participation in a Section 401(k) plan.

Start Date: Your first day of employment with the Company will be February 1, 2000.

Severance Pay: If the Company terminates your employment at any time, without "cause," the Company agrees to continue your base salary for a period of six months, in accordance with the Company's payroll policy then in effect. For purposes of this letter agreement, you will be considered terminated for "cause"
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if your employment terminates after (i) you have committed any felony or a crime involving fraud, theft, misappropriation, dishonesty or embezzlement; (ii) you have committed acts with the intent to materially impair the goodwill or business of the Company or cause material damage to its property, goodwill or business; or (iii) you refuse to, or willfully fail to, perform the material duties of your position, provided that you will been given written notice of such refusal or willful failure and given a cure period of 30 days.

Protective Covenant: As a condition of your employment, you agree that, during the period of your employment with the Company and for a period of one year thereafter, you will not (a) solicit any of the clients or prospective clients of the Company or its subsidiaries and affiliates, (b) engage in any activities of employment with any business involved in providing the type of consulting services then provided by the Company or its subsidiaries and affiliates, and
(c) solicit or hire any employee of the Company (or any individual who was an employee of the Company or its subsidiaries and affiliates during the year preceding such solicitation or hire). In addition, you agree at all times, both during the term of your employment and at any time thereafter, not to disclose to any person not employed by the Company or its subsidiaries and affiliates any confidential or proprietary business information, except as may be required by your duties as Vice President, General Counsel and Secretary. Moreover, if requested by the Company, you agree to sign its standard Protective Covenant encompassing the foregoing agreements.

Employment Relationship: It is understood that you and the Company are free to terminate your employment relationship at any time.

     A. Termination as a Result of Death or Disability. Your employment with the Company shall terminate automatically upon the your death during the Employment Term. If your Disability has occurred during the Employment Term (pursuant to the definition of "Disability" set forth below), the Company may give to you written notice of its intention to terminate the your employment. In such event, your employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Company (the "Disability Effective Date"), provided that, within the 30 days after receipt of notice, you shall not have returned to substantial performance of your duties. For purposes of this Agreement, "Disability" shall mean the absence of the Executive from the Executive's duties with the Company for 120 consecutive days, or a total of 180 days in any 12-month period, as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician jointly selected by the Company and you or your legal representative, or, if the parties cannot agree on the selection of such physician and the two physicians shall jointly select a physician to make such binding termination.

     B. Termination by the Company for Cause. The Company may terminate your employment during the Employment Term for "Cause" (as defined above) at any time, subject to the expiration of applicable cure period specified above, and thereafter, the Company's obligations hereunder (other than the obligation to pay any accrued salary or benefit) shall cease and terminate.

     C. Change of Control of the Company. For the purpose of this Agreement, a "Change of Control" shall have been deemed to have occurred if at any time during the Employment Term:

               1. the Company sells or otherwise disposes in an arms length transaction assets of the Company having a fair market value of at least 60% of the total assets of the Company and its subsidiaries on a consolidated basis, or the Company sells or otherwise disposes of a majority of the equity ownership or voting control of any member of any corporation or other entity holding substantially all of the assets of the Company, in a single transaction or series of related transactions, or

               2. acquisition by (A) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a "Person") or (B) two or more Persons of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) or more than 50% of either (1) the shares of Common Stock
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                    outstanding immediately after such acquisition (the "Company
                    Common Stock") or (2) the combined voting power of the voting securities of the Company entitled to vote generally in the election of directors outstanding immediately after such acquisition (the "Company Voting Securities");
                    provided, however, that for purposes of this subsection (1) the following acquisitions of securities shall not constitute or be included when determining whether there has been a Change of Control: (1) any acquisition by the Company, or (2) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

                3. consummation of a reorganization, merger or consolidation or the sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of the assets of another corporation by the Company (in each case, a "Business Combination"), unless, following any such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Company Common Stock and Company Voting Securities outstanding immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares or common stock or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all of substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combinations, of the Company Common Stock and Company Voting Securities outstanding, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan or related trust of the Company or an corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities or such corporation except to the extent that such ownership existed prior to the Business Combination and
                    (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Board at the time of the execution of the initial agreement, or of the action of the Board providing for such Business Combination.

Assignment: While you may not assign any of your rights or delegate any of your duties or obligations, the rights and obligations of the Company will inure to the benefit of and will be binding upon its successors and assigns.

Indemnification: You shall be entitled to indemnification as may be provided for under the Company's Certificate of Incorporation which provides indemnification to the fullest extent permitted by Delaware law. The Company further agrees that nothing in this Agreement shall be deemed to impair any rights to indemnification that you may have relating to, or arising of, your employment with the Company and its subsidiaries or affiliates.

Governing Law: This offer letter will be governed by, and construed in accordance with, the laws of the State of Illinois. Any and all disputes arising under this letter, other than a dispute arising under the Protective Covenant, initially will be referred by the parties to non-binding mediation for resolution (through mediation administered by the American Arbitration Association under the National Rules for Resolution of Employment Disputes, Employment Mediation Rules). If mediation is unsuccessful in resolving the dispute (or in the context of a dispute under the Protective Covenant), any court action to enforce this Agreement will have as its sole and exclusive venue Cook County, Illinois.
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No Other Understandings: This letter sets forth our entire agreement and understanding and supersedes any and all other agreements, either oral or in writing, between the Company and you. No change to this letter will be valid unless in writing and signed by the Company and you.

                                     -----------------------------------
                                     Mitchell H. Saranow
                                     Chairman, Navigant Consulting, Inc.

Accepted this ______ day of
______________, 2000.

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Philip P. Steptoe